CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement, (Form N-1A), and related Statement of Additional Information of Stratton Small-Cap Value Fund, a series of The Stratton Funds, Inc. and to the inclusion of our report dated January 21, 2005 to the Shareholders and Board of Directors of The Stratton Mutual Funds.

TAIT, WELLER & BAKER

Philadelphia, Pennsylvania

April 22, 2005